Old Point Releases Third Quarter 2012 Earnings, Posts Profit of $2.8 Million

• Net income increases
• Net charge-offs decrease
• Deposits increase $40.8 million

October 23, 2012 Hampton, VA                                                                   Old Point Financial Corporation (NASDAQ "OPOF") posted a profit of $2.8 million, or $0.56 per diluted share for the nine months ended September 30, 2012, an increase of $368 thousand over the same period in 2011. The increase in net income was due to an increase in realized gains on available-for-sale securities, from $437 thousand in the nine months ended September 30, 2011 to $1.7 million in the same period in 2012. A $950 thousand reduction in the provision for loan losses when comparing the first nine months of 2011 and 2012 also contributed to the increase in net income. Decreases in loans and in nonperforming assets between the two periods allowed management to reduce the provision.

In the third quarter of 2012, net income increased to $1.1 million, as compared to $1.0 million in the third quarter of 2011. Although net income between the two quarters was similar, the composition of income and expenses shifted considerably in certain areas. Due to lower interest income on loans, net interest income after the provision for loan losses was down $979 thousand between the two quarters. In contrast, noninterest income was up $905 thousand as a result of higher realized gains on available-for-sale securities and higher income from bank-owned life insurance policies.

On September 30, 2012, nonperforming assets were 22.59% lower than nonperforming assets as of September 30, 2011. Nonperforming assets declined primarily due to a $4.2 million decline in foreclosed assets. Net loans charged off in the first nine months of 2012 were 50.64% lower than net charge-offs in the same period of 2011.

Assets as of September 30, 2012 were $887.9 million, an increase of $38.4 million, or 4.52%, compared to assets as of December 31, 2011. This growth in assets was driven by increased deposits; low-cost deposits in particular grew $28.0 million. As quality loan demand has decreased in recent years, Old Point is investing excess funds in securities that can be readily liquidated when loan demand recovers. Between December 31, 2011 and September 30, 2012, securities available-for-sale and cash and cash equivalents increased $100.5 million.

The year-to-date net interest margin for 2012 was 3.47%, down 36 basis points from 3.83% for the same period in 2011. Until recently, Old Point’s net interest margin had improved as higher-cost time deposits repriced to the current, lower market rates. While the average rate on liabilities continued to decrease, the rate of change has slowed over the last year as most longer-term deposits had already repriced. In addition, the average rate on loans decreased between the third quarter of 2011 and the third quarter of 2012, as higher-yielding loans paid off or were renewed at current, lower rates. More significantly, the composition of earning assets has shifted: as average total loans have decreased from a lack of quality loan demand, a larger percent of earning assets have been invested in lower-yielding securities. Since investment securities typically yield less than loans, this shift to lower-yielding investments has had an impact on the Bank’s net interest margin in 2012.

In the third quarter and the first nine months of 2012, noninterest income was up $905 thousand and $2.3 million, respectively, when compared to the same periods in 2011. All categories of noninterest income except service charges on deposit accounts increased in both the three and nine month comparisons between 2011 and 2012. The largest increases were in income from bank-owned life insurance and realized gains on the sale of investment securities. Income from bank-owned life insurance was significantly impacted by the receipt of $475 thousand in proceeds from the death benefit on an insured former officer. Gains on investment securities increased due to a restructuring of the investment portfolio. During 2012, Old Point sold government agency securities and reinvested the proceeds in mortgage-backed securities. In addition to providing an enhancement to noninterest income in the current year, these investment transactions improved the portfolio’s cash flows and yields, while only marginally increasing its duration.

Other service charges, commissions and fees also increased, growing $127 thousand and $246 thousand for the third quarter and first nine months 2012, respectively, over the same periods in 2011. Revenues from merchant processing services and investment brokerage services were the main cause of this increase. Old Point has been focusing on diversifying noninterest income in response to declining interest income and new regulatory restrictions on some sources of noninterest income.

In 2012, Old Point’s noninterest expense increased $214 thousand in the third quarter and $1.0 million year-to-date, as compared to the same periods in 2011. These increases were due to growth in salaries and benefits, which were affected by Old Point’s strategic initiatives. Management aims to expand the corporate banking line of business and focus on increasing loans and noninterest income. New positions were added to focus on small business lending, treasury services, and lending in areas other than commercial real estate.

The increase in salaries and benefits for the three and nine months ended September 30, 2012 was partially offset by decreases in expenses related to foreclosed assets. Compared to the same periods in 2011, foreclosure losses and expenses on a combined basis decreased $275 thousand in the third quarter of 2012 and $177 thousand in the nine months ended September 30, 2012. These expenses have declined as Old Point has worked successfully to sell these assets. Between September 30, 2011 and September 30, 2012, foreclosed assets decreased $4.2 million, or 38.01%, causing expenses to decline as well.

In the third quarter 2012, Old Point participated in a number of community initiatives and events, including Zoo Fest, Hampton Bay Days, and the Bra-ha-ha. In September, Old Point participated in the United Way Day of Caring with 6 teams of volunteers stretching from Norfolk to Williamsburg. Additionally, Old Point National Bank received numerous recognitions and awards, including Volunteer Hampton Roads' Velocity Award, Inside Business’s Best Places to Work in Hampton Roads, and the Daily Press’s CHOICE Awards Best Bank Winner. Also, to wrap up the third quarter, Martin Cross, Senior Vice President at Old Point, was named one of Inside Business’s Top Forty Under 40. For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) as of September 30, 2012 were $18.3 million, down from $23.6 million on September 30, 2011. These numbers do not include restructured loans that are performing in accordance with their modified terms.
Allowance for Loan and Lease Losses (ALLL) as of September 30, 2012 was 1.58% of total loans; as of December 31, 2011, that measure was 1.63%.
Net loans charged off as a percent of total loans, on an annualized basis, were 0.91% for the nine months ended September 30, 2012, compared to 1.61% in the first nine months of 2011.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2011. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	September 30,	December 31,
	2012	2011
	(unaudited)
Assets

Cash and due from banks	$14,206	$9,523
Interest-bearing due from banks	34,657	13,978
Federal funds sold	713	1,354
Cash and cash equivalents	49,576	24,855
Securities available-for-sale, at fair value	312,420	236,599
Securities held-to-maturity
(fair value approximates $620 and $1,526)	615	1,515
Restricted securities	2,562	3,451
Loans, net of allowance for loan losses of $7,301 and $8,498	456,243	511,829
Premises and equipment, net	31,080	30,264
Bank owned life insurance	21,627	21,593
Foreclosed assets, net of valuation allowance of $1,914 and $1,851	6,842	9,390
Other assets	6,921	10,008
	$887,886	$849,504

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$176,191	$163,639
Savings deposits	247,765	232,348
Time deposits	307,718	294,892
Total deposits	731,674	690,879
Overnight repurchase agreements	37,265	35,001
Term repurchase agreements	1,278	1,480
Federal Home Loan Bank advances	25,000	35,000
Accrued expenses and other liabilities	2,273	1,279
Total liabilities	797,490	763,639

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 and 4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,391	16,310
Retained earnings	47,156	45,109
Accumulated other comprehensive loss	2,054	(349)
Total stockholders' equity	90,396	85,865
	$887,886	$849,504

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,495	$7,923	$20,313	$24,517
Interest on due from banks	17	3	43	4
Interest on federal funds sold	0	7	1	21
Interest on securities:
Taxable	1,229	1,010	3,830	2,809
Tax-exempt	202	32	444	109
Dividends and interest on all other securities	15	17	61	49
Total interest and dividend income	7,958	8,992	24,692	27,509

Interest Expense:
Interest on savings deposits	95	101	283	310
Interest on time deposits	975	1,071	2,915	3,480
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	6	17	37	88
Interest on Federal Home Loan Bank advances	338	430	1,188	1,275
Total interest expense	1,414	1,619	4,423	5,153
Net interest income	6,544	7,373	20,269	22,356
Provision for loan losses	750	600	1,950	2,900
Net interest income, after provision for loan losses	5,794	6,773	18,319	19,456

Noninterest Income:
Income from fiduciary activities	777	714	2,396	2,245
Service charges on deposit accounts	1,050	1,090	3,153	3,157
Other service charges, commissions and fees	854	727	2,531	2,285
Income from bank-owned life insurance	694	208	1,143	613
Gain on sale of available-for-sale securities, net	620	386	1,704	437
Other operating income	111	76	327	219
Total noninterest income	4,106	3,201	11,254	8,956

Noninterest Expense:
Salaries and employee benefits	5,260	4,835	15,440	14,360
Occupancy and equipment	1,111	1,090	3,274	3,226
Data processing	449	359	1,223	1,025
FDIC insurance	284	272	851	943
Customer development	189	224	596	663
Legal and audit expense	174	176	583	539
Other outside service fees	136	163	429	464
Advertising	139	131	430	418
Employee professional development	126	136	456	449
Postage and courier expense	118	124	361	367
Foreclosed assets expense	144	151	311	399
Loss on write-down/sale of foreclosed assets	100	368	737	826
Other operating expense	523	510	1,557	1,526
Total noninterest expense	8,753	8,539	26,248	25,205
Income before income taxes	1,147	1,435	3,325	3,207
Income tax expense	73	392	534	784
Net income	$1,074	$1,043	$2,791	$2,423

Basic Earnings per Share:
Average shares outstanding	4,959	4,958	4,959	4,950
Net income per share of common stock	$0.22	$0.21	$0.56	$0.49

Diluted Earnings per Share:
Average shares outstanding	4,959	4,958	4,959	4,950
Net income per share of common stock	$0.22	$0.21	$0.56	$0.49

Cash Dividends Declared	$0.05	$0.05	$0.15	$0.15

Old Point Financial Corporation and Subsidiaries
Selected Ratios	September 30,	June 30,	December 31,	September 30,
	2012	2012	2011	2011
Net Interest Margin Year-to-Date	3.47%	3.53%	3.81%	3.83%
NPAs/Total Assets	2.06%	1.89%	2.16%	2.77%
Annualized Net Charge Offs/Total Loans	0.91%	0.85%	1.62%	1.61%
Allowance for Loan Losses/Total Loans	1.58%	1.61%	1.63%	1.85%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$10,901	$8,848	$8,475	$12,348
Loans > 90 days past due, but still accruing interest	257	135	517	193
Non-Performing Restructured Loans	253	254	0	0
Foreclosed Assets	6,842	7,232	9,390	11,038
Total Non-Performing Assets	$18,253	$16,469	$18,382	$23,579

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$3,147	$2,027	$8,430	$6,376
Year-to-Date Average Loans	$482,014	$488,346	$544,523	$552,864
Year-to-Date Average Assets	$862,242	$857,486	$853,849	$855,971
Year-to-Date Average Earning Assets	$790,519	$785,858	$779,524	$781,701
Year-to-Date Average Deposits	$710,865	$702,071	$683,657	$681,390
Year-to-Date Average Equity	$87,357	$86,841	$83,322	$82,686